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                                                                    EXHIBIT 23-A


                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 1 to Registration Statement No. 333-12481 of Veritas DGC Inc. on Form S-3 of our report dated July 15, 1996 (September 20, 1996 as to Note 2), and to the reference to us under the headings "Selected Financial Data" and "Experts" appearing in the Prospectus, which is part of this Registration Statement.



We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-12481 of Veritas DGC Inc. on Form S-3 of our reports dated October 12, 1995 (July 15, 1996 as to Notes 10, 20 and 21) appearing in the Annual Report on Form 10-K of Digicon Inc. for the year ended July 31, 1995, as amended by Form 10-K/A dated June 17, 1996, Form 10-K/A-2 dated July 19, 1996 and Form 10-K/A-3 dated August 20, 1996.



We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-12481 of Veritas DGC Inc. on Form S-3 of our report dated March 10, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the ability of such entities to continue as a going concern) on the combined financial statements of DG Seis Overseas Limited and MD Seis Geophysical Co. Ltd. and Seismic Technology, Inc. as of December 31, 1994 and for the period from April 1, 1994 (date of inception) to December 31, 1994 appearing in Form 10-K/A of Digicon Inc. dated June 17, 1996.



We also consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-12481 of Veritas DGC Inc. on Form S-3 of our report dated August 16, 1996 on the financial statements of P. T. Digicon Mega Pratama as of July 31, 1995 and 1994 and for each of the three years in the period ended July 31, 1995 appearing in Form 10-K/A-3 of Digicon Inc. dated August 20, 1996.


DELOITTE & TOUCHE LLP

Houston, Texas

October 2, 1996